Exhibit 99.1

EyePoint Pharmaceuticals Announces 1-for-10 Reverse Stock Split

WATERTOWN, Mass., December 8, 2020 - EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing innovative ophthalmic products, today announced that it will effect a 1-for-10 reverse stock split at 5:00 p.m. Eastern Time today. Beginning with the opening of trading on December 9, 2020, EyePoint's common stock will trade on the Nasdaq Global Market on a split-adjusted basis under a new CUSIP number 30233G209.

The reverse stock split is intended to enable EyePoint to regain compliance with the $1.00 minimum closing bid price required for continued listing on the Nasdaq Global Market.

At EyePoint’s special meeting of stockholders on December 1, 2020, EyePoint’s stockholders approved the proposal to authorize EyePoint’s Board of Directors to file an amendment to EyePoint’s certificate of incorporation to effect the reverse split at a ratio to be determined by the Board, ranging from 1-for-10 to 1-for-25. The specific 1-for-10 ratio was subsequently approved by EyePoint’s Board of Directors and the reverse stock split was effected by filing a Certificate of Amendment to EyePoint’s certificate of incorporation with the Secretary of State of the State of Delaware.

The reverse split will affect all issued and outstanding shares of EyePoint’s common stock. At the effective time of the reverse stock split the number of shares of common stock issued and outstanding will be reduced from approximately 151.3 million shares to approximately 15.13 million shares. All outstanding options, warrants, restricted stock units and deferred stock units entitling their holders to receive or purchase shares of EyePoint’s common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares reserved for future issuance pursuant to EyePoint’s 2016 Long-Term Incentive Plan and the number of shares reserved for future issuance pursuant to EyePoint’s 2019 Employee Stock Purchase Plan will also be appropriately adjusted. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of EyePoint's shares (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). Stockholders will receive cash in lieu of fractional shares based on today's closing sales price of EyePoint's common stock as quoted on the Nasdaq Global Market. The reverse stock split will not reduce the number of authorized shares of common stock, or preferred stock, or change the par values of EyePoint common stock (which will remain at $0.001 per share) or preferred stock (which will remain at $0.001 per share).

Computershare Trust Company, N.A. (Computershare) is acting as the exchange agent and transfer agent for the reverse stock split. Computershare will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split shares in book-entry form and receiving payment for any fractional shares.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals, Inc. (www.eyepointpharma.com) is a pharmaceutical company committed to developing and commercializing innovative ophthalmic products in indications with high unmet medical need to help improve the lives of patients with serious eye disorders. The Company currently has two commercial products: DEXYCU®, the first approved intraocular product for the treatment of postoperative inflammation, and YUTIQ®, a three-year treatment of chronic non-infectious uveitis affecting the posterior segment of the eye. The Company's pipeline leverages its proprietary bioerodible Durasert® technology for extended intraocular drug delivery including EYP-1901, a potential six-month sustained delivery intravitreal anti-VEGF treatment initially targeting wet age-related macular degeneration. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts with offices in Basking Ridge, New Jersey. To learn more about the Company, please visit www.eyepointpharma.com and connect on Twitter and LinkedIn.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect, plan or believe may occur in the future are described in our filings with the Securities and Exchange Commission. Examples of forward-looking statements contained in this press release include, among others, statements regarding the timing and effectiveness of the reverse stock split. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contacts

Investors:
Argot Partners

Sam Martin or Joe Rayne

212-600-1902

eyepoint@argotpartners.com

Media:
Thomas Gibson

201-476-0322
tom@tomgibsoncommunications.com